EXHIBIT 10.21

BANK OF WILMINGTON

DIRECTOR ELECTIVE INCOME DEFERRAL AGREEMENT

This DIRECTOR ELECTIVE INCOME DEFERRAL AGREEMENT (this “Agreement”) is made as of this 16th day of December, 2004, by and among Bank of Wilmington, a bank chartered under North Carolina law (the “Bank”), and WALTER LEE CROUCH, JR. (the “Director”).

WHEREAS, to encourage the Director to remain a member of the Bank’s board of directors, the Bank is willing to provide to the Director a deferred compensation opportunity. The Bank will pay the Director’s benefits from the Bank’s general assets.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Director and the Bank hereby agree as follows.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified –

1.1 “Change in Control” means the occurrence of any one of the following events –

(a) Merger: The Bank merges into or consolidates with another corporation, or merges another corporation into the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Bank’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity, or

(b) Acquisition of Significant Share Ownership: a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of the Bank’s voting securities outstanding (but this clause (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of the Bank or a subsidiary). For purposes of this Agreement, “subsidiary” means an entity in which the Bank beneficially owns 50% or more of the outstanding voting securities, whether the Bank owns the shares directly or owns the shares indirectly through an intermediate subsidiary, or

(c) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this clause (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: The Bank sells to a third party all or substantially all of the Bank’s assets.

Anything in this Agreement to the contrary notwithstanding, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Agreement, provided the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this Section 1.1 to the Bank shall mean the holding company instead, and after a holding company reorganization a sale of all or substantially all the holding company’s assets includes sale of the Bank alone.

If Internal Revenue Service regulations or guidance under Section 409A of the Internal Revenue Code define the term change in control in a manner that differs from the definition in this Section 1.1, only those events specified both in Internal Revenue Service regulations or guidance under Section 409A and in this Section 1.1 shall constitute a Change in Control for purposes of this Section 1.1.

1.2 “Compensation” means the total directors’ cash compensation payable to the Director during a Plan Year.

1.3 “Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

1.4 “Deferrals” means the amount of the Director’s Compensation that the Director elects to defer according to this Agreement.

1.5 “Disability” means, in the judgment of the Plan Administrator, that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering directors of the Bank. At the Bank’s request, the Director must submit to the Bank proof of the carrier’s determination.

1.6 “Effective Date” means January 1, 2005.

1.7 “Election Form” means the form attached as Exhibit 1.

1.8 “Normal Retirement Age” means the Director’s 65th birthday.

1.9 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.10 “Plan Administrator” means the plan administrator described in Article 9.

1.11 “Plan Year” means the calendar year.

1.12 “Section 409A” means Section 409A of the Internal Revenue Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

1.13 “Termination for Cause” means the Bank’s board of directors or a duly authorized committee of the board of directors determines at any time that the Director will not be nominated by the board or committee for reelection as a Director after the expiration of his current term, or the Director is removed as a director of the Bank, in either case because of the Director’s –

(a) gross negligence or gross neglect of duties,

(b) commission of a felony or commission of a misdemeanor involving moral turpitude,

(c) fraud, disloyalty or willful violation of any law or significant Bank policy, or

(d) removal from service or permanent prohibition from participation in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)].

1.14 “Termination of Service” means the Director ceases to be a member for the Bank’s board of directors for any reason whatsoever.

1.15 “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from illness or accident of the Director, the Director’s spouse, or a dependent of the

Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control.

Article 2

Deferral Election

2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Bank a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall designate when distributions shall commence and the form of distribution to be received. If the Director fails to file a properly completed and executed Election Form with the Plan Administrator by the prescribed time, the Director will be deemed to have elected not to defer any compensation for the applicable Plan Year.

2.2 Election Changes. Upon the Bank’s approval, the Director may modify the amount of Compensation to be deferred by filing a new Election Form with the Bank before the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year after the year in which the subsequent Election Form is received and approved by the Bank. A deferral election may not be modified and become effective in the same Plan Year except in the event of an Unforeseeable Emergency as provided in Section 1.15 of the Agreement.

Article 3

Deferral Account

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts –

3.1.1	Deferrals. The portion of the Compensation deferred by the Director as of the time the Compensation would have otherwise been paid to the Director.

3.1.2	Interest. At the end of each Plan Year under this Agreement, interest shall be credited on the account balance at an annual rate of 50 basis points over the Index, with the Index determined as of the last business day of each Plan Year. The “Index” is the prime interest rate as published in The Wall Street Journal.

3.2 Statement of Account. Within 120 days after the end of each Plan Year, the Bank shall provide to the Director a statement setting forth the Deferral Account balance at the end of the Plan Year.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay benefits. The Director’s rights are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

3.4 Vesting. A Directory’s interest in the value of his or her Deferral Account shall at all times be 100% vested. However, a Director’s right to be paid by the Bank remains subject to the claims of the Bank’s general creditors.

Article 4

Benefits During Lifetime

4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall pay to the Director the benefit described in this Section 4.1 instead of any other benefit under this Agreement.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance on the Director’s Normal Retirement Date.

4.1.2	Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form, beginning on the first day of the month after the Director’s Normal Retirement Date. If the Director elects payment of the benefit in installments, the Bank will credit interest according to the formula of Section 3.1.2, compounded monthly, on the remaining account balance during any applicable installment period.

4.2 Early Termination Benefit. Upon Termination of Service before the Normal Retirement Age for reasons other than death, Change in Control, or Disability, the Bank shall pay to the Director the benefit described in this Section 4.2 instead of any other benefit under this Agreement.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance on the date of the Director’s Termination of Service.

4.2.2	Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form, beginning on the first day of the month after the Director’s Normal Retirement Age. The Bank will continue to credit interest according to the formula of Section 3.1.2, compounded monthly, on the account balance during the period from Termination of Service through and including the Normal Retirement Age. If the Director elects payment of the benefit in installments, the Bank will credit interest according to the formula of Section 3.1.2, compounded monthly, on the remaining account balance during any applicable installment period.

4.3 Disability Benefit. If the Director terminates service because of Disability before the Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 4.3 instead of any other benefit under this Agreement.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance on the date of the Director’s Termination of Service.

4.3.2	Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form beginning on the first day of the month after the Director’s Termination of Service. If the Director elects payment of the benefit in installments, the Bank will credit interest according to the formula of Section 3.1.2, compounded monthly, on the remaining account balance during any applicable installment period.

4.4 Change in Control Benefit. Upon a Change in Control, followed within 12 months by the Director’s Termination of Service for reasons other than death or Disability, the Bank shall pay to the Director the benefit described in this Section 4.4 instead of any other benefit under this Agreement.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance on the date of the Director’s Termination of Service.

4.4.2	Payment of Benefit. The Bank shall pay the benefit to the Director in a single lump sum within 30 days after the Director’s Termination of Service.

4.5 Hardship Distribution. If the Director suffers an Unforeseeable Emergency and petitions for a hardship distribution, the Bank shall distribute to the Director all or a portion of the Deferral Account balance as necessary solely to satisfy the emergency (plus additional amounts necessary to pay taxes anticipated as a result of the emergency), but only to the extent the emergency is not relieved through reimbursement or compensated for by insurance or liquidation of the Director’s assets.

4.6 Change in Time and Form of Distribution. Once the Director elects to receive benefit payments in installment form, the Director may not elect to change the form of benefit payment to lump-sum form. Provided the subsequent election is made at least 12 months before the scheduled lump-sum payment, the Director may make a subsequent election to change the form of benefit payment from lump-sum to installment form. The Director may not elect to change the time of distribution.

4.7 Liquidated Damages After a Change in Control. Substantial damages would be suffered by the Director if the Bank fails to perform according to this Agreement. If within 12 months after a Change in Control the Bank fails to make any payment required to be made under this Agreement, and if the Bank’s failure continues for a period of 60 days or more, the Director shall immediately after the 60-day period be entitled to liquidated damages equal to 1.5 times the remaining Deferral Account balance. Upon payment of the liquidated damages amount, all further payment obligations of the Bank under this Agreement shall terminate. However, this provision shall not be applicable if nonpayment is the result of prohibition of such payment by law, regulation, or order of a bank regulatory agency.

4.8 No Distribution Sooner Than Is Allowed Under Section 409A. A Director’s Deferral Account shall be distributed as provided in this Article 4. Anything in this Agreement or in an Election Form to the contrary notwithstanding, however, no portion of the Director’s Deferral Account shall be distributed sooner than is allowed under Section 409A.

Article 5

Death Benefits

Within 60 days after the Director’s death, the Bank shall pay to the Director’s beneficiary in a single lump sum the Director’s Deferral Account as of the time of death, whether the Director dies while in the service of the Bank or after Termination of Service. The Bank shall have no further obligations under this Agreement after payment of the Deferral Account balance to the Director’s beneficiary.

Article 6

Beneficiaries

6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will be effective if and only if signed by the Director and received by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7

General Limitations

7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit exceeding the Director’s Deferrals if Termination of Service is due to the Director’s actions resulting in Termination for Cause. If the Director’s Termination of Service is the result of Termination for Cause, no interest shall be credited to the Deferral Account during any applicable installment period and the Director shall forfeit all interest previously credited on the Director’s Deferrals.

7.2 General. Notwithstanding anything to the contrary contained in this Agreement, the Director is entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Subsequent occurrence of events dealt with by this Agreement shall not entitle the Director or his or her beneficiaries to other or additional benefits under this Agreement.

7.3 Tax Consequences. The Bank does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control, and the Director certifies that his decision to reduce and defer receipt of compensation is not due to any reliance upon financial, tax, or legal advice given by the Bank, and of its employees, agents, accountants, or legal advisors.

Article 8

Claims and Review Procedures

8.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

8.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 9

Plan Administration

9.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or persons as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

9.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

9.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continuing effect of any decision or action of the Plan Administrator.

9.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

9.6 Conformance with Section 409A. At all times during each Plan Year, this Agreement shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.

Article 10

Miscellaneous

10.1 Amendment and Termination. This Agreement may be amended or terminated solely by a written agreement signed by the Bank and by the Director. No amendment shall reduce the amount credited to the Director’s Deferral Account as of the date the amendment is adopted. However, the Bank may amend or terminate this Agreement at any time if, because of legislative, judicial or regulatory action, continuation of the Agreement would (a) cause benefits to be taxable to the Director before actual receipt, or (b) in the Bank’s judgment, result in significant financial penalties or other significantly detrimental consequences for the Bank (other than the financial impact of paying benefits). The Bank specifically reserves the right to amend the Agreement as necessary to comply with Section 409A. Except as provided in Article 7, this Agreement shall not be terminated unless the Deferral Account balance attributable to the Director’s Deferrals and interest credited on Deferrals is first paid to the Director or the Director’s beneficiaries.

10.2 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Director the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Director not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Director hereunder. It is the intention of the Bank that the Director not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Director that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Director the benefits intended to be provided to the Director hereunder, the Bank irrevocably authorizes the Director from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 10.2, to represent the Director in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Director under this Section 10.2, the Bank irrevocably consents to the Director entering into an attorney-client relationship with that counsel, and the Bank and the Director agree that a confidential relationship shall exist between the Director and that counsel. The fees and expenses of counsel selected from time to time by the Director as provided in this section shall be paid or reimbursed to the Director by the Bank on a regular, periodic basis upon presentation by the Director of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the

Director’s legal fees provided by this Section 10.2 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Director under any separate employment, severance, or other agreement between the Director and the Bank.

10.3 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, successors and assigns, survivors, executors, administrators and transferees.

10.4 No Guarantee of Service. This Agreement is not a contract for services. This Agreement does not give the Director the right to remain a director of the Bank, nor does this Agreement interfere with the shareholders’ rights to replace the Director. This Agreement also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.

10.5 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.6 Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Bank shall report amounts deferred under the terms of the Agreement to the Internal Revenue Service in accordance with the requirements of Section 409A.

10.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of North Carolina except to the extent preempted by the laws of the United States of America.

10.8 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim.

10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.10 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is judged by a court to be void or unenforceable in whole or in part, the same shall not affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

10.11 Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be considered a waiver of such terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

10.12 Headings. The heading in this Agreement are for convenience only and shall not affect the interpretation or construction of the Agreement or any of its provisions.

10.13 Notice. Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served, or if mailed, upon deposit in the United States mail, first class postage prepaid, express or certified, return receipt requested, and properly addressed to the parties as follows: if to Director at his last address shown in the Bank’s records; and if to Bank, to Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405, Attention: Chairman. Either party may designate a new address for purposes of this Section 10.13 by giving the other notice of the new address as provided herein.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement as of the date first written above.

DIRECTOR	BANK Bank of Wilmington

/s/ Walter Lee Crouch, Jr.	By:	/s/ Cameron Coburn
	Its:	President and CEO

Exhibit 1

BANK OF WILMINGTON

DIRECTOR ELECTIVE INCOME DEFERRAL AGREEMENT

Deferral Election

I elect to defer Compensation under the Director Elective Income Deferral Agreement with the Bank, as follows –

AMOUNT OF DEFERRAL	DURATION

[Initial and Complete one]

________ I elect to defer       % of my Compensation annually.

________ I elect to defer $__________ of my Compensation annually.

________ I elect not to defer any of my Compensation.

[Initial One] I elect to defer for: ________ one year only ___________ [insert number] years ________ until Termination of Service ________ until (date)

Form of Benefit

I elect to receive benefits under the Agreement in the following form:

[Initial One]

________ Single Lump Sum

________ Equal monthly installments for 120 months

I understand that any subsequent election I make to change the form of benefit payment is subject to Section 4.6 of this Agreement. I also acknowledge that the Bank has the right to amend the Agreement and the treatment of Deferrals thereunder to the extent the Bank deems necessary or appropriate to do so in view of the requirements of Section 409A, and the related guidance, or otherwise in accordance with the Agreement.

With the Bank’s approval only, I understand that I may change the amount and duration of my deferrals by filing a new election form with the Bank; provided, however, that any subsequent election will not be effective until the calendar year after the year in which the new election is received by the Bank.

Signature:

Date:

Received by the Bank this      day of                     , 200  .

By:

Title:

BANK OF WILMINGTON

DIRECTOR ELECTIVE INCOME DEFERRAL AGREEMENT

Beneficiary Designation

I designate the following as beneficiary of benefits under the Director Elective Income Deferral Agreement payable after my death:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:

Received by the Bank this      day of                     , 200  .

By:

Title: